FOR IMMEDIATE RELEASE

April 27, 2005

NORFOLK SOUTHERN REPORTS RECORD REVENUES;

NET INCOME INCREASES 23 PERCENT

For first quarter 2005 vs. first quarter 2004:

  Railway operating revenues improved 16 percent to a record $1.96 billion.

  Income from railway operations rose 16 percent to $403 million and set a first-quarter record.

  Net income climbed 23 percent to $194 million, or $0.47 per share.

NORFOLK, VA. - For the first quarter of 2005, Norfolk Southern Corporation (NYSE: NSC) reported net income of $194 million, or $0.47 per diluted share, up 23 percent compared with $158 million, or $0.40 per diluted share, for first-quarter 2004.

First-quarter results included approximately $35 million for expenses (pretax) related to the Jan. 6 train derailment in Graniteville, S.C.

"Our solid first-quarter results reflect robust volumes and revenues and along with our improving operating ratio demonstrate the focus of Norfolk Southern people on safety and service," said David R. Goode, chairman and chief executive officer. "We continue to show strong momentum on volume and revenue growth."

First-quarter railway operating revenues of $1.96 billion were the highest of any quarter in Norfolk Southern's history and improved 16 percent compared with $1.7 billion in the first quarter of 2004, while traffic volume was up approximately 106,000 units, or 6 percent.

General merchandise revenues for the first quarter reached a record $1.1 billion, an increase of 12 percent over the same period last year. All marketing groups, except automotive, reported strong revenue gains during the period. Metals and construction revenues led the growth with a 22 percent increase, followed by paper, up 19 percent, and chemicals, up 14 percent.

Intermodal revenues set a first-quarter record of $408 million, up 24 percent, compared with first-quarter 2004. This was the fifth consecutive quarter during which intermodal showed double-digit revenue growth.

Coal revenues increased 17 percent to $467 million in the first quarter compared with the same quarter last year. The export and utility coal markets benefited from increased traffic volumes. Export traffic climbed 19 percent in the first quarter compared with the same period of 2004.

First-quarter railway operating expenses were $1.6 billion, up 16 percent over the same period in 2004. This primarily was due to costs associated with increased traffic volume, higher diesel fuel prices and expenses related to the Graniteville derailment.

For the quarter, the railroad operating ratio improved to 79.4 (even including expenses for Graniteville, which added 1.7 points) compared with 79.6 a year earlier.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

# # #

For further information contact:

         (Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

         (Investors) Leanne Marilley, 757-629-2861(leanne.marilley@nscorp.com)